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                                                                     EXHIBIT 5.1



            [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]





                                                  Direct Line:
                                                  212.859.8000
                                                  Fax:  212.859.4000

                                                  June 27, 2001

Noveon, Inc.
9911 Brecksville Road
Cleveland, Ohio 44141

Dear Ladies and Gentlemen:

        We are acting as special counsel for Noveon, Inc., a Delaware corporation (the "COMPANY") and each of the guarantors listed on Schedule 1 hereto (the "GUARANTORS" and together with the Company, the "ISSUERS") in connection with the offer by the Company to exchange up to $275,000,000 aggregate principal amount of the Company's 11% Senior Subordinated Notes due 2011, Series B (the "EXCHANGE NOTES"), which have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for a like principal amount of the Company's issued and outstanding 11% Senior Subordinated Notes due 2011, Series A (the "OUTSTANDING NOTES") pursuant to the Issuers' Registration Statement on Form S-4 filed on May 29, 2000, as amended (the "REGISTRATION STATEMENT"). The Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed (the "GUARANTEES", and together with the Notes, the "SECURITIES") by the Guarantors. All capitalized terms used in this letter that are defined in the Registration Statement have the respective meanings specified therein unless such term is otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

        In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Issuers, such certificates of public officials and such other documents (collectively, the "DOCUMENTS"), and (iii) received such information from officers and representatives of the Issuers and others as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other Documents, the following:

        (a) the Indenture, dated February 28, 2001, between the Issuers and Wells Fargo Bank Minnesota, National Association, as Trustee (the "INDENTURE");

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Noveon, Inc.                                     June 27, 2001
                                                 Page 2


        (b)   Forms of the Exchange Notes; and

        (c)   Forms of the Guarantees.

        The documents described in subsections (a) - (c) above are referred to herein collectively as the "TRANSACTION DOCUMENTS."

        In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all such signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Issuers and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

        To the extent it may be relevant to the opinion expressed herein, we have assumed that: (i) the parties to the Transaction Documents other than the Company and each Guarantor that is a Delaware or New York corporation (each a "COVERED SUBSIDIARY") have the power and authority to enter into and perform the Transaction Documents and to consummate the transactions contemplated thereby;
(ii) that such Transaction Documents have been duly authorized by the parties thereto (other than the Company and the Covered Subsidiaries); (iii) that such Transaction Documents have been duly executed and delivered by and constitute valid and binding obligations of the parties thereto (other than the Issuers) and are enforceable against such parties (other than the Issuers) in accordance with their terms; and (iv) that such parties (other than the Issuers) will comply with all of their obligations under the Transaction Documents and laws applicable thereto.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        (1) The Exchange Notes have been duly and validly authorized by the Company, and when duly executed by the proper officers of the Company, authenticated and delivered by the Trustee and issued in exchange for the Outstanding Notes as contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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Noveon, Inc.                                     June 27, 2001
                                                 Page 3


        (2) The Guarantees of the Exchange Notes by the Covered Subsidiaries have been duly authorized by the Covered Subsidiaries and, when the Exchange Notes have been duly executed by the Company and authenticated and delivered by the Trustee and the Guarantees have been duly executed in accordance with the terms of the Indenture, the Guarantees of the Exchange Notes will constitute valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms.

        The opinion set forth above are subject to the following qualifications:

        (A) Our opinions above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws of general application affecting creditors' rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity.

        (B) We have not been requested to express and with your permission we do not express an opinion as to the application of, and our opinions above are subject to, the effect, if any, of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law and any law governing the liquidation or dissolution of, or the distribution of assets of, any person or entity (including, without limitation, any law relating to the payment of dividends or other distributions on capital stock or the repurchase of capital stock).

        (C) We express no opinion as to the validity, binding effect or enforceability of any provision of the Exchange Notes, the Guarantees or the Indenture relating to indemnification, contribution or exculpation (i) in connection with violations of any applicable laws, statutory duties or public policy, or (ii) in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (iii) under circumstances involving the negligence of the indemnified or exculpated party or the party receiving contribution in which a court might determine the provision to be unfair or insufficiently explicit.

        (D) We express no opinion as to the validity, binding effect or enforceability of any provision of the Exchange Notes, the Guarantees or the Indenture (i) specifying that provision thereof may be waived only in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modified such any provision or (ii) related to choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York.

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Noveon, Inc.                                     June 27, 2001
                                                 Page 4


        In addition to the foregoing, our opinion in paragraph 2 above is subject to the following qualifications:

        (a) Provisions in the Guarantees or the Indenture that provide that the Guarantors' liability thereunder shall not be affected by actions or failures to act on the part of the recipient of the Guarantees or the Trustee or by amendments or waivers of provisions of documents governing the guaranteed obligations might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations.

        (b) We have assumed consideration that is fair and sufficient to support the agreement of each Guarantor under the Guarantees and Article 11 of the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

        As to the opinion expressed in paragraph 2 above, we have relied with your permission on the opinion dated the date hereof of McBrider Baker & Coles, special Illinois counsel, and Ryan, Swanson & Cleveland, PLLC, special Washington counsel, without any independent verification of the matters set forth therein.

        The opinions expressed herein is limited to the federal laws of the United States of America and the laws of the State of New York and, to the extent relevant hereto, the General Corporation Law of the State of Delaware as currently in effect together with applicable provisions of the Constitution of the State of Delaware and relevant decisional law. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason. We are a limited partner in PMD Investors I LP, which indirectly owns an equity interest in Noveon Holdings, Inc., the sole stockholder of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in this firm under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving this


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Noveon, Inc.                                     June 27, 2001
                                                 Page 5


        consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

        The opinion expressed herein is solely for your benefit in connection with the Registration Statement and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

                                     Very truly yours,

                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                        By:_________________________________________


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                                   SCHEDULE I

                                   GUARANTORS


                                                        STATE OF
            NAME                                      INCORPORATION

            1. Noveon China, Inc.                       Delaware

            2. Noveon Diamalt, Inc.                     Delaware

            3. Noveon FCC, Inc.                         Delaware

            4. Noveon Hilton Davis, Inc.                Delaware

            5. Noveon Kalama, Inc.                      Washington

            6. Noveon Textile Chemicals, Inc.           Delaware

            7. FCC Acquisition Corp.                    Delaware

            8. Noveon Holding Corporation               Delaware

            9. Performance Materials I Inc.             Delaware

           10. Performance Materials II LLC             Delaware

           11. Noveon IP Holdings Corp.                 Illinois